Exhibit 5.1

March 15, 2023

AdTheorent Holding Company, Inc.

330 Hudson Street, 13th Floor

New York, NY 10013

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AdTheorent Holding Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of the Company (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to (a) the issuance of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), upon the exercise of warrants issued by the Company, and (b) the resale of shares of Common Stock and warrants issued by the Company and held by certain stockholders and holders of outstanding equity awards (the “Equity Awards”) and warrants of the Company, as follows:

(i)	the issuance of up to 5,432,237 shares (the “Private Warrant Shares”) of Common Stock upon the exercise of certain outstanding warrants (the “Private Warrants”);

(ii)

the issuance of up to 10,541,667 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Common Stock upon the exercise of certain outstanding warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”);

(iii)	the resale of up to 5,432,237 Private Warrants (the “Resale Warrants”); and

(iv)

the resale of up to 76,713,193 shares of Common Stock, consisting of (a) 5,432,237 Private Warrant Shares, (b) 66,999,454 shares of Common Stock held by certain stockholders of the Company and (c) 4,281,502 shares of Common Stock (the “Equity Award Shares”) issuable upon the exercise of certain outstanding Equity Awards) (collectively, the “Selling Stockholder Shares”).

The Warrants were issued pursuant to a Warrant Agreement, dated February 25, 2021, (the “Warrant Agreement”), between MCAP Acquisition Corporation, a Delaware corporation, the Company’s predecessor, and Continental Stock Transfer & Trust Company, as warrant agent. The Equity Award Shares will be issued upon the exercise or vesting of certain outstanding Equity Awards pursuant to the AdTheorent Holding Company, LLC 2017 Interest Option Plan (the “2017 Plan”). The Warrant Shares, the Warrants and the Selling Stockholder Shares are collectively referred to herein as the “Securities”.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Second Amended and Restated Certificate of Incorporation and Bylaws of the Company, (ii) the Registration Statement and all exhibits thereto, (iii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters; and

(iv) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We do not express any opinion herein concerning any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The Warrant Shares, when paid for and issued pursuant to the terms of the applicable Warrants and the Warrant Agreement, will be, duly authorized, legally issued, fully paid and non-assessable.

2.

The Selling Stockholder Shares (other than the Private Warrant Shares and the Equity Award Shares included therein) have been duly authorized and are validly issued, fully paid and nonassessable. The Equity Award Shares have been duly authorized and, when issued and paid for in accordance with the terms of 2017 Plan and the applicable award agreements thereunder, will be validly issued, fully paid and nonassessable.

3.	The Resale Warrants have been duly authorized by the Company and constitute valid and legally binding obligations of the Company.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP